INDEPENDENT AUDITORS’ CONSENT	EXHIBIT 23

The Board of Directors
T. Rowe Price Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 033-07012, No. 033-37573, No. 033-72568, No. 033-58749, No. 333-20333, No. 333-90967 and No. 333-59714) of T. Rowe Price Group, Inc. of our report dated January 29, 2004, with respect to the consolidated balance sheets of T. Rowe Price Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, Annual Report on Form 10-K of T. Rowe Price Group, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, by T. Rowe Price Group, Inc. effective January 1, 2002.

/s/ KPMG LLP

Baltimore, Maryland
February 27, 2004